May 5, 2006

To:	Funds Management Group, Wells Fargo Advantage Funds Call Centers and Sales Desks, Wells Fargo Advantage Funds Distribution Partners, Institutional Trust Services Account Managers

Frequently Asked Questions

Wells Fargo Advantage Outlook FundsSM Proxy

A definitive proxy statement for the Wells Fargo Advantage Outlook Funds was filed and effective with the SEC on April 25, 2006. Pending shareholder approval, the Wells Fargo Advantage Outlook Funds, which have been part of the fund family since 1994, are undergoing a structural change after which they will change their strategy to attempt to replicate, before fees and expenses, the returns of the appropriate Dow Jones Target Date Index. The Funds would then be renamed the Wells Fargo Advantage Dow Jones Target Date FundsSM.1 We are seeking to enhance returns for the Funds’ shareholders while lowering Fund expenses. We began mailing the proxy statement to shareholders on May 2, 2006.

The following questions and answers are intended to address questions from shareholders and plan sponsors who are being asked to approve the proposals.

Overview

1.	What proposals are shareholders being asked to vote on at the upcoming special meeting on June 12, 2006?

Shareholders are being asked to vote on the following proposals:

•

Proposal 1: To approve a reduction in the investment advisory fee that each Outlook Fund pays to Wells Fargo Funds Management, LLC. The proposed reduction is tied to the conversion of each Outlook Fund from a stand-alone fund to a fund-of-funds. Outlook Fund shareholders would bear indirectly the advisory fees paid to Wells Fargo Funds Management by the underlying funds for managing their direct investments in securities.

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  “1Dow Jones” and “Dow Jones Target Date Indexes” are service marks of Dow Jones & Company, Inc., and have been licensed for use for certain purposes by Global Index Advisors, Inc., and Wells Fargo Funds Management, LLC. The Wells Fargo Advantage Dow Jones Target Date Funds, based on the Dow Jones Target Date Indexes, are not sponsored, endorsed, sold, or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s).

•	Proposal 2: To approve an Investment Subadvisory Agreement with Global Index Advisors, Inc., on behalf of the Outlook Funds.
•	Proposal 3: To approve an arrangement that would allow Wells Fargo Funds Management, subject to various conditions, to:
•	Select new or additional investment subadvisors for each Fund,
•	Enter into and materially modify existing investment subadvisory agreements, and
•	Terminate and replace investment subadvisors, provided those subadvisors are not affiliated persons of Wells Fargo Funds Management or the specific Fund.

2.	Has the Board of Trustees of Wells Fargo Advantage Funds (the Board) approved these proposals?

Yes, the Board has unanimously agreed that these proposals are in the shareholders’ best interests and recommends that they vote in favor of them.

3.	Why has the Board recommended that shareholders vote in favor of approving a reduction in the advisory fees paid to Wells Fargo Funds Management (Proposal 1)?

The Board recommends a vote in favor of reducing the investment advisory fee because, upon the implementation of the proposed structural conversion of the Outlook Funds, there will be a shift of some of Wells Fargo Funds Management’s advisory responsibilities away from the stand-alone Outlook Funds to the underlying registered investment companies. This structural conversion will allow the Outlook Funds to pool their assets, and it is expected to provide greater economies of scale and broader diversification for the Outlook Funds. In addition, a favorable vote leading to the implementation of the structural conversion will result in reduced net fund expenses for a period of time. Upon approval of the reduced investment advisory fee, the Funds will convert their structure, and Wells Fargo Funds Management will be responsible for allocating each Fund’s assets among various proprietary investment companies as opposed to directly managing a portfolio of securities for each Fund. Outlook Fund shareholders would indirectly bear the advisory fees paid to Wells Fargo Funds Management by these other funds for managing their direct investments in securities.

4.	Why has the Board recommended that shareholders vote in favor of the new Subadvisory Agreement with Global Index Advisors, Inc. (Proposal 2)?

Wells Fargo Funds Management recommended Global Index Advisors, Inc. (GIA) to the Board to serve as subadvisor to the Funds because of their expertise with life cycle investments. GIA created the first target retirement investment indexes, the Dow Jones Target Date Indexes, the returns of which the Funds will seek to replicate. GIA has a long-standing relationship with Dow Jones, having created many other indexes for that firm. If approved, GIA will assume the responsibility of allocating the Funds’ assets among various proprietary investment companies. The Board recommends a favorable vote after considering many factors, including the broadened diversification, the potential benefits of tracking the Dow Jones Target Date Indexes, and GIA’s demonstrated ability to replicate these new indexes through other investment vehicles.

5.

Why has the Board recommended that shareholders vote in favor of the arrangement that could potentially allow Wells Fargo Funds Management to select a new subadvisor in the future without shareholder approval (Proposal 3)?

The Board has hired Wells Fargo Funds Management on behalf of the Funds’ shareholders to select subadvisors when necessary. Currently, each change in subadvisory agreements requires shareholder approval, which can be expensive and time-consuming. The Board believes that this proposal is in the best interest of the Funds’ shareholders because it will:

•	Provide more flexibility to change Fund subadvisors and revise subadvisory agreements, when Funds Management and the Board deem necessary,
•	Reduce proxy voting costs, and
•	Potentially allow Wells Fargo Funds Management to more effectively oversee Fund subadvisors.

6.	Does Proposal 3 mean that shareholders will no longer be able to vote on subadvisors?

As the principal investment advisor, Wells Fargo Funds Management is, and will continue to be, responsible for selecting and screening the best subadvisors to manage the Funds. Currently, Wells Fargo Funds Management undergoes a rigorous screening process when selecting subadvisors to manage any of the Wells Fargo Advantage Funds, including carefully examining the performance and compliance records of subadvisors, before presenting any subadvisor to the Board of Trustees—and then shareholders—for approval. Wells Fargo Funds Management intends to continue this same rigorous process before requesting approval from the Board for changes to subadvisors. If this proposal is approved and Wells Fargo Funds Management meets all other regulatory conditions, shareholders will be notified before any changes in subadvisors occur. Furthermore, if Wells Fargo Funds Management chooses to have an affiliate serve as subadvisor, shareholder approval would be required.

7.	Will the names of the Wells Fargo Advantage Outlook Funds change?

Yes, in connection with the conversion of the Outlook Funds, each Fund’s name will be changed to correspond to the name of the index that it will attempt to replicate, as follows:

Current Fund Name	Proposed Fund Name
Wells Fargo Advantage Outlook Today FundSM	Wells Fargo Advantage Dow Jones Target Today FundSM
Wells Fargo Advantage Outlook 2010 FundSM	Wells Fargo Advantage Dow Jones Target 2010 FundSM
Wells Fargo Advantage Outlook 2020 FundSM	Wells Fargo Advantage Dow Jones Target 2020 FundSM
Wells Fargo Advantage Outlook 2030 FundSM	Wells Fargo Advantage Dow Jones Target 2030 FundSM
Wells Fargo Advantage Outlook 2040 FundSM	Wells Fargo Advantage Dow Jones Target 2040 FundSM

8.	What is the timeline for the proposals?

Time Frame	Event
March 31, 2006	Proxy Record Date
May 2006	Proxy voting* materials mailed to shareholders of record as of March 31, 2006.
June 12, 2006	The shareholder meeting is scheduled. Proxy votes must be received prior to the meeting. Meeting will be held at 525 Market Street, 12th Floor, Yosemite Conference Room, San Francisco, California.
June 26, 2006

If approved, Proposals 1 and 2 are expected to be implemented on or around

June 26. If Proposal 3 is approved, shareholders will be notified before any changes in subadvisors occur in reliance on this new authority.

*A proxy vote allows record date fund shareholders to cast a vote without attending the shareholder meeting on June 12, 2006.

9.	Who is entitled to vote?

Shareholders who owned shares of the Wells Fargo Advantage Outlook Today Fund, Wells Fargo Advantage Outlook 2010 Fund, Wells Fargo Advantage Outlook 2020 Fund, Wells Fargo Advantage Outlook 2030 Fund, or the Wells Fargo Advantage Outlook 2040 Fund on the record date, which is March 31, 2006, and have the authority to vote their shares, will receive proxy materials and are encouraged to vote their proxy. They may cast one vote for each whole share and a fractional vote for each fractional share of the Fund(s) they owned on the record date.

10.	What methods can be used to vote?

Shareholders may vote by returning the proxy by mail, by calling the automated voting line at 1-888-221-0697, or by going online to www.proxyvote.com and following the instructions. To vote by telephone or online, shareholders will need the control number printed on the ballot card.

11.	Will shareholders receive a confirmation when they have completed voting their proxy?

Shareholders will not receive a confirmation if they send their proxy vote by mail. However, they will receive a confirmation if they vote by telephone with the proxy solicitor. If they vote online, they will be able to print a confirmation of their proxy vote.

12.	What if shareholders of a certain Wells Fargo Advantage Outlook Fund do not approve the proposals?

If this occurs, the proposals will not take effect for that Fund and the Board will determine an appropriate course of action. Because the Outlook Funds are managed as a group of funds, if a proposal does not pass for one of the Funds, the Board may decide not to implement the proposal for any of the Funds.

If shareholders approve Proposal 1, but do not approve Proposal 2, the Board will have to determine an appropriate course of action, including considering different strategies and different names for the Funds.

If shareholders approve Proposal 2, but do not approve Proposal 1, neither proposal will pass and the Funds will continue to operate in the same manner as they currently do while the Board considers an appropriate course of action.

13.	What if a retirement plan sponsor does not vote?

For certain retirement plans, Wells Fargo Bank serves as the fiduciary. Wells Fargo Bank has hired an independent fiduciary to vote shares not voted by another plan fiduciary. The independent fiduciary will review the proxies and vote in the best interest of the Funds’ shareholders.

14.	Whom can a plan sponsor call for additional information?

If a plan sponsor requests additional information, the sponsor should be directed to speak to their relationship manager.

The Proxy Solicitation Process

1.	How do I handle a shareholder who calls us wanting to vote over the phone?

Shareholders who want to vote over the phone should be transferred to D.F. King, our proxy solicitation firm, at 1-800-714-3305. D.F. King may transfer shareholders to Wells Fargo Advantage Funds if D.F. King receives questions they are unable to answer, such as questions about specific Wells Fargo Advantage Funds accounts. Shareholders can also vote by using the automated phone service by calling 1-888-221-0697.

2.	If shareholders approve the proposals in the proxy on June 12, 2006, when will the changes be implemented?

The anticipated date for implementation is June 26, 2006, or soon thereafter.

3.	Will anyone call shareholders regarding the proxy?

An independent proxy solicitor, D.F. King, may contact shareholders regarding this proxy. If a shareholder questions the validity of a solicitation call, please reassure them that Wells Fargo Advantage Funds is aware of the phone call.

4.	Who is paying for the proxy solicitation?

Wells Fargo Funds Management will pay for all expenses incurred for this proxy solicitation. The expenses will not be charged to the Funds or to shareholders.

5.	Whom can shareholders call for additional information?

If shareholders have questions about the proxy materials or the proposals, they may call their relationship manager, investment professional, or Wells Fargo Advantage Funds at 1-800-222-8222. If they have any questions about how to vote, or if they would like to vote by an automated telephone service, they may call 1-888-221-0697. They may also call our proxy solicitor, D.F. King, directly at 1-800-714-3305.

6.	Will new prospectuses be distributed after the vote if the votes pass?

All shareholders and retirement plan sponsors will be provided with new prospectuses. Retirement plan participants will have access to the new prospectuses via the Web.

7.	How will shareholders and participants be notified of any changes?

Messaging will appear on direct-to-fund shareholder statements and retirement plan participant statements to inform them of the new Fund names. There will also be messaging on the Web for Wells Fargo Advantage Funds shareholders and retirement plan participants.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

FOR INSTITUTIONAL INVESTOR USE ONLY – NOT FOR USE WITH THE PUBLIC

CO057433 (05-06)